Exhibit (h)(xi)

AMENDMENT NO. 4 TO MASTER SERVICES AGREEMENT

THIS Amendment NO. 4 TO MASTER SERVICES AGREEMENT (this “Amendment”), effective as of August 1, 2026, by and among Diamond Hill Capital Management, LLC, an Ohio limited liability company (formerly Diamond Hill Capital Management, Inc.) (the “Administrator”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated May 31, 2016, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	Sub-Transfer Agent and Shareholder Services Addendum to the Agreement hereby is deleted in its entirety and replaced with the Sub-Transfer Agent and Shareholder Services Addendum attached hereto, as the same may be amended from time to time.

(b)	Sub-Transfer Agent and Shareholder Services Fee Schedule to the Agreement hereby is deleted in its entirety and replaced with the Sub-Transfer Agent and Shareholder Services Fee Schedule attached hereto, as the same may be amended from time to time.

2.       Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT, LLC		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Thomas E. Line	By:	/s/ Gary Tenkman
Name:	Thomas E. Line	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Sub-Transfer Agent and Shareholder Services Addendum

For

Diamond Hill Capital Management, LLC

This Addendum, dated August 1, 2026, is between Diamond Hill Capital Management, LLC (formerly Diamond Hill Capital Management, Inc.) (the “Administrator”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated May 31, 2016, as amended, and Ultimus Fund Solutions, LLC (“Ultimus”).

Sub-Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Trust with shareholder transaction services, including:

1.1.	process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) applying all soft close restrictions, investment minimums and applicable redemption or other miscellaneous fees;

1.2.	set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.	act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.	record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Administrator, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;
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1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2.	Shareholder Information Services

Ultimus shall provide the Trust with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders;

2.4.	provide a 24-hour voice-response system;

2.5.	make representatives available to answer the Funds’ toll-free incoming phone line; and

2.6.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1.	AML Reporting. Ultimus agrees to provide anti-money laundering services to the Trust’s direct shareholders and to operate the Trust’s customer identification program for these shareholders, in each case in accordance with the Trust’s anti-money laundering program and written procedures developed by Ultimus and adopted or approved by the Trust’s Board of Trustees (the “Board”) and with applicable law and regulations.

3.2.	Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Funds’ Auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.	IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of Fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Market Timing Reports. Ultimus will provide quarterly market timing reports for each Fund.

3.5.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

3.6.	As-Of Trading Policy. Ultimus acknowledges receipt of a copy of Trust’s policy related to the acceptance of trades for prior day processing (the “As-Of Trading Policy”). Ultimus is deemed to be an affiliated transfer agent for purposes of the As-Of Trading Policy. Ultimus will apply the provisions of the As-Of Trading Policy, including but not limited to monitoring, billing and collecting.
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4.	Dealer/Load Processing

For each Fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.5.	applying appropriate Front-End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in each Fund;

5.2.	as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Funds’ custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second- and third-party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6.	Other Services

6.1.	Ultimus shall perform other services for the Trust that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Ultimus; provided, however that the Administrator may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

6.2.	For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Administrator does not conflict with or violate any requirements of its Agreement and Declaration of Administrator or then current prospectuses, or any rule, regulation or requirement of any regulatory body.
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6.3.	Blue Sky Services

(A)	Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Funds as required in order to comply with federal and state securities laws) to register the shares of the Funds (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Funds and the Shares and all amendments thereto, to register and keep effective the registration of the Funds and the Shares with state securities authorities to enable the Funds to make a continuous offering of their Shares pursuant to Ultimus’ state registration, renewal and sales reporting Rule 38a-1 Compliance Procedures, which shall be made available to the Administrator upon request.

(B)	After receipt of funds from the Administrator, make payments on behalf of the Funds for all filing fees.

(C)	Coordinate and address all blue sky inquiries from states.

(D)	Exemption Services

Ultimus shall use its best efforts in performing the following duties:

1)	Identify the Funds that qualify for exemptions from the obligation to pay registration fees under one or more states’ securities laws in connection with purchases of Fund shares by existing shareholders (the “Existing Exemption”), and avail such Funds of the Existing Exemptions in states where the applicable state securities law registration fees are based on sales of fund shares.

2)	Review and research shareholder records using social codes in order to identify shareholders of the Funds (i) engaging in activities incurring state securities law registration fees in states in which there is no cap for such fees and (ii) who may be of the type who qualify for exemptions on the part of the Funds from the obligation to pay such registration fees under one or more states’ securities laws (the “Institutional Exemption”).

6.4.	Profile II Services. Ultimus will populate the Mutual Fund Profile II database (“Profile II”) of the National Securities Clearing Corporation (“NSCC”) with the appropriate data for the pertinent record types with respect to the Funds. Ultimus will obtain the information set forth above from Ultimus’ internal records, Fund prospectuses and other Fund documents, and third parties that provide services to the Funds or to Ultimus. Ultimus will use all commercially reasonable efforts to ensure that such information is accurate and updated on a timely basis, but Ultimus cannot guarantee that such information will be accurate or timely updated.

6.5.	System Access and Reporting

(A)	Ultimus will build and provide at no cost all existing data feeds and reporting currently received by the Administrator from its current service providers, as well as other reasonable requests from the Administrator at the time of the conversion.
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(B)	Ultimus will, to the extent the Administrator elects to receive and pays for such service, provide and maintain an internet portal for shareholders and registered investment advisors to access and perform various online capabilities on their investment accounts with the Funds (the “uTRANSACT Web Services”).

(C)	Ultimus will, to the extent the Administrator elects to receive and pays for such service, provide online bank account verification services using third-party PLAID technology (the “PLAID Services”).

7.	National Securities Clearing Corporation Processing

Ultimus will:

7.1.	process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

7.2.	make representatives available to respond to dealer questions;

7.3.	issue instructions to each Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

7.4.	provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

7.5.	maintain shareholder accounts through Networking.

8.	Intermediary Invoice Payment Services

Ultimus will be responsible for receipt and allocation of all intermediary invoices that require monthly or quarterly payment whereby there will be fees attributable to the Funds, a related distribution and services fee (12b-1), sub-transfer agent, or any other fee associated with the Funds along with amounts owed by the Funds’ investment adviser. All invoices determined to be for express purpose of financing sponsorship or preferred engagements will be the responsibility of the Funds’ investment adviser. For all subject intermediaries, Ultimus will provide payment advice within thirty (30) days of receipt illustrating proper allocation as determined by the Funds’ investment adviser and the intermediary agreement associated with the invoice. Ultimus will deliver payment advice on a weekly basis as invoices are processed within the aforementioned timeframe.

9.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

10.	Control Reports

Ultimus shall provide Administrator with a copy of Ultimus’ annual SOC 1 report for Transfer Agency. Should Ultimus fail to provide such report to Administrator, Ultimus will reimburse expenses up to $50,000 necessary to cover costs incurred by Fund’s auditor in performing additional control testing.

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The parties duly executed this Sub-Transfer Agent and Shareholder Services Addendum as of August 1, 2026.

	Diamond Hill Capital Management, LLC On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Thomas E. Line	By:	/s/ Gary R. Tenkman
Name:	Thomas E. Line	Name:	Gary R. Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer
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